Exhibit 1.6

ANACONDA OPPOSES MARITIME’S UNIT OFFERING AS

UNWARRANTED SHAREHOLDER DILUTION

TORONTO, ON — May 9, 2018 — Anaconda Mining Inc. (“Anaconda” or the “Company”) — (TSX:ANX; QTCQX: ANXGF) announces today that it has notified the TSX Venture Exchange (“TSXV”), British Columbia Securities Commission (“BCSC”) and board of directors (“Maritime Board”) of Maritime Resources Corp. (TSX-V:MAE) (“Maritime”) of its dissatisfaction with Maritime’s proposed private placement of up to $1,000,000, through the issuance of a combination of units at a price of $0.10 per unit and flow-through units at a price of $0.12 per flow-through unit, announced on April 27, 2018 (the “Private Placement”).

The Private Placement is clearly an inappropriate defensive tactic proposed to be undertaken by Maritime in the face of Anaconda’s premium take-over bid (the “Offer”) to acquire all the issued and outstanding common shares of Maritime (“Maritime Shares”) in exchange for consideration of 0.390 of a common share of Anaconda for each Maritime Share (the “Offer Consideration”).

This reckless act is a thinly veiled attempt to disrupt the premium Offer, alter the Offer’s dynamics and deprive shareholders of Maritime of a unique opportunity to realize an immediate premium while also preserving their upside participation in the creation of an emerging Canadian gold producer with a significant growth profile. The Private Placement is below-market (at less than $0.10 per Maritime Share) and far below the Offer Consideration. There is no immediate commercial justification for the Private Placement.

Completion of the highly dilutive Private Placement may compel Anaconda to consider withdrawing the Offer for a number of reasons, including but not limited to:

1.                                      The proposed Private Placement will have a substantial dilutive effect on the Maritime shareholders and, if completed in its entirety, will represent in excess of 17% of the current issued and outstanding Maritime Shares (on a partially diluted basis).

2.                                      The proposed Private Placement is non-brokered, so that the Maritime Shares can be placed only with investors who support the Maritime management and oppose the Offer. Indeed, the Directors’ Circular filed by Maritime confirms that an affiliate of Maritime’s financial advisor (which has now opined that the consideration under the Offer is inadequate) may participate in the proposed Private Placement.

3.                                      The Maritime Board and management’s interests are not aligned with those of the Maritime shareholders as, collectively, they only own approximately 2.5% of the issued and outstanding Maritime Shares.

4.                                      Anaconda believes that the Maritime Board approved the private placement as a tactical maneuver intended to frustrate the Offer and further entrench management. The Directors’ Circular filed by Maritime does not indicate that there was any consideration of the fairness of the proposed Private Placement versus the Offer. The timing and intent of the Private Placement further illustrates Maritime management’s motive of personal entrenchment and the associated complicity of the Maritime Board, all at considerable expense to Maritime’s shareholder value.

Anaconda understands that shareholders of Maritime have written to the TSXV, BCSC, and Maritime Board expressing their disapproval of the abusive tactics being employed by Maritime to frustrate the Offer. Anaconda encourages all Maritime shareholders to contact the TSXV, BCSC and Maritime Board to express their frustration.

NOTICE TO MARITIME SHAREHOLDERS IN THE UNITED STATES

The Offer is made for the securities of a foreign company. The Offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in, or incorporated by reference into, the Offer to Purchase and Circular of Anaconda to Maritime shareholders filed on SEDAR at www.sedar.com on April 13, 2018, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Anaconda is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Anaconda may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases.

The Offer will not be made in, nor will deposits of securities be accepted from a person in, any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction.

ABOUT ANACONDA MINING INC.

Anaconda is a TSX-listed gold mining, development, and exploration company, focused in the prospective Atlantic Canadian jurisdictions of Newfoundland and Nova Scotia. The Company operates the Point Rousse Project located in the Baie Verte Mining District in Newfoundland, comprised of the Stog’er Tight Mine, the Pine Cove open pit mine, the Argyle Mineral Resource, the fully-permitted Pine Cove Mill and tailings facility, and approximately 5,800 hectares of prospective gold-bearing property. Anaconda is also developing the Goldboro Project in Nova Scotia, a high-grade Mineral Resource, with the potential to leverage existing infrastructure at the Company’s Point Rousse Project.

The Company also has a pipeline of organic growth opportunities, including the Great Northern Project on the Northern Peninsula of Newfoundland and the Tilt Cove Property on the Baie Verte Peninsula, also in Newfoundland.

FORWARD-LOOKING INFORMATION

This news release contains “forward-looking information” within the meaning of applicable Canadian and United States securities legislation. Forward-looking information includes, but is not limited to, the Offer and the completion of the Offer and related transactions. Generally, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “expects”, or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “does not anticipate”, or “believes” or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, or “will be taken”, “occur”, or “be achieved”. Forward-looking information is based on the opinions and estimates of management at the date the information is made, and is based on a number of assumptions and is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Anaconda to be materially different from those expressed or implied by such forward-looking information, including risks associated with the exploration, development and mining such as economic factors as they effect exploration, future commodity prices, changes in foreign exchange and interest rates, actual results of current production, development and exploration activities, government regulation, political or economic developments, environmental risks, permitting timelines, capital expenditures, operating or technical difficulties in connection with development activities, employee relations, the speculative nature of gold exploration and development, including the risks of diminishing quantities of grades of resources, contests over title to properties, and changes in project parameters as plans continue to be refined as well as those risk factors discussed in the Offer to Purchase and Circular and annual information form for the year ended December 31, 2017, both available on www.sedar.com.  Although Anaconda has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information. Anaconda does not undertake to update any forward-looking information, except in accordance with applicable securities laws.

FOR ADDITIONAL INFORMATION CONTACT:

Anaconda Mining Inc.	Anaconda Mining Inc.
Dustin Angelo	Lynn Hammond
President and CEO	VP Public Relations
(647) 260-1248	(709) 330-1260
dangelo@anacondamining.com	Lhammond@anacondamining.com
www.AnacondaMining.com
Reseau ProMarket Inc.
Dany Cenac Robert
Investor Relations
(514) 722-2276 x456
Dany.Cenac-Robert@ReseauProMarket.com